Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment Number 2 to the Registration Statement (Form S-4 No. 333-231725) of PowerFleet, Inc. of our report dated February 7, 2019 with respect to the financial statements of Pointer Argentina S.A. for the three years ended December 31, 2018, referenced in the Annual Report on Form 20-F of Pointer Telocation Ltd. for the year ended December 31, 2018, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Amended Registration Statement.

/s/ GRANT THORNTON ARGENTINA S.C.
GRANT THORNTON ARGENTINA S.C.
Buenos Aires, Argentina
July 23, 2019